Exhibit 3.5

CERTIFICATE OF FORMATION

OF

MELROSE US 3 LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the “Company”) is MELROSE US 3 LLC.

SECOND: The address of the registered office and the name and the address of the registered agent of the Company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are The Corporation Trust Company, Corporation Trust Center 1209 Orange Street, Wilmington DE 19801 USA.

THIRD: The duration of the Company is to be perpetual, unless sooner terminated in accordance with the Delaware Limited Liability Company Act (the “Act”).

FOURTH: The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

Executed on May 10, 2005.

/s/ Monty Steckler
Monty Steckler, Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:03 PM 05/11/2005
FILED 11:55 AM 05/11/2005
SRV 050383119 – 3968140 FILE